                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            MIRACOR DIAGNOSTICS, INC.
                            -------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

            UTAH                                                 58-1475517
            ----                                                 ----------
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                       9191 Towne Centre Drive, Suite 400
                           San Diego, California 92122
                                 (858) 455-7127
                                 --------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 M. Lee Hulsebus
                       9191 Towne Centre Drive, Suite 400
                           San Diego, California 92122
                                 (858) 455-7127
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

         Approximate date of commencement of proposed sale to the public: From time to time as determined by the selling security holders.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

Title of Each                        Proposed Maximum   Proposed Maximum
Class of Securities   Amount to be   Offering Price     Aggregate Offering    Amount of
to be Registered      Registered     Per Unit           Price                 Registration Fee
-----------------     ------------   ----------------   ------------------    -----------------
Upon Conversion
of Warrants to
Common Stock,           2,715,214          $0.55          $1,493,367.70            $175.77
$0.15 par value (1)

Upon Conversion of
Preferred Stock
Common Stock,           3,378,376          $0.37          $1,249,999.12            $147.13
$0.15 par value (2)
                                                                                   -------
Total Registration Fee                                                             $322.90
                                                                                   =======

(1) Issuable upon the exercise of conversion rights for warrants issuable to selling security holders. (2) Issuable upon the exercise of conversion rights for preferred stock of selling security holders.

       THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED     , 2005

                             PRELIMINARY PROSPECTUS

                            MIRACOR DIAGNOSTICS, INC.

                               2,715,214 SHARES OF
                COMMON STOCK ISSUABLE UPON CONVERSION OF WARRANTS

                               3,378,376 SHARES OF
            COMMON STOCK ISSUABLE UPON CONVERSION OF PREFERRED STOCK

The resale of up to 6,093,590 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions issuable upon the exercise of various outstanding warrants and conversion of preferred stock.

We will receive proceeds from the exercise of the warrants. All warrants have an exercise price which range from $.20 to $.55 per share. We will not receive any proceeds from the conversion of the preferred stock.

                                 TRADING SYMBOL

     We currently trade on the NASD Bulletin Board under the symbol "MRDG."


                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                Please refer to Risk Factors Beginning on Page 6.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS OR PREFERRED STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





              The Date of this Prospectus is           , 2005.

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.


                                TABLE OF CONTENTS

About this Prospectus.....................................................   5

Summary...................................................................   5

Our Company...............................................................   5

About Shares We are Registering...........................................   6

Key Facts.................................................................   6

Risk Factors..............................................................   6

Where You Can Find More Information.......................................   9

Forward Looking Statements................................................  10

Use of Proceeds...........................................................  10

Price Range of Common Stock...............................................  11

Dividend Policy...........................................................  11

Description of Securities.................................................  11

Selling Security Holders..................................................  13

Plan of Distribution......................................................  17

Legal Matters.............................................................  18

Independent Registered Public Accounting Firm.............................  18

                              ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a continuous offering process. Under this registration process, selling security holders may from time to time sell the securities described in this prospectus in one or more offerings.

        A selling security holder may be required to provide you with a prospectus supplement containing specific information about the selling security holder and the manner in which the securities are being offered. That prospectus supplement may include additional risk factors or other considerations applicable to that offering. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any person to give any information or to make any representations not contained or incorporated by reference in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You should not assume the information in this prospectus, any accompanying prospectus supplement or in any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of the documents.

                                     SUMMARY

        THIS PROSPECTUS DESCRIBES THE WARRANTS, PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS AND PREFERRED STOCK AND THE GENERAL MANNER IN WHICH THE SELLING SECURITY HOLDERS MAY OFFER THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS AND PREFERRED STOCK. WE URGE YOU TO READ THIS SUMMARY TOGETHER WITH THE INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS AND THE DOCUMENTS WE INCORPORATE BY REFERENCE BEFORE MAKING A DECISION ABOUT WHETHER TO INVEST IN THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS AND PREFERRED STOCK OF MIRACOR DIAGNOSTICS, INC. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, "WE," "US," "OUR" OR "MIRACOR" REFERS TO MIRACOR DIAGNOSTICS, INC. AND ITS SUBSIDIARIES.

                                   OUR COMPANY

         Miracor Diagnostics, Inc. was incorporated on February 6, 1980, under the laws of the state of Utah. Since January 1994, we have been a medical based company. We provide medical diagnostic imaging services. We currently own fourteen diagnostic centers in five states.

        Our principal executive office is located at 9191 Towne Centre Drive, Suite 400, San Diego, California 92122. Our telephone number is (858)455-7127. Our website is www.miracor.net, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

        We file annual, quarterly, and special reports, proxy statements, and other information with the Securities Exchange Commission (SEC). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street NW, Washington, DC 20549. Such material may also be accessed electronically by means of the SEC's website at www.sec.gov.

        Our common stock, par value $0.15 per share, is traded over-the-counter on the NASD Bulletin Board under the symbol "MRDG".

                         ABOUT SHARES WE ARE REGISTERING

        We have issued warrants and preferred stock to private investors. The resale of the common stock by these private investors, obtainable on the exercise of the warrants and conversion of preferred stock, is included in this registration.

                                    KEY FACTS

Total common shares outstanding prior to the offering:                16,032,754

Total common shares to be issued upon exercise of all warrants:        2,715,214

Total common shares to be issued upon exercise of all preferred
stock:                                                                 3,378,376

Total shares outstanding after the exercise of all warrants and
preferred stock:                                                      22,126,344

Price per share to the public:                    Market price at time of resale

Total proceeds raised by offering of all of the   A total of $1,034,213 may be
warrants:                                         received from the exercise of
                                                  all warrants.

Dividend policy:                                  No dividends expected on
                                                  common stock.


                                  RISK FACTORS

         IN CONSIDERING WHETHER TO PURCHASE THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS AND PREFERRED STOCK, WE URGE YOU TO CAREFULLY CONSIDER ALL THE INFORMATION WE HAVE INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. IN PARTICULAR, WE URGE YOU TO CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW AND OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IN ADDITION, WE URGE YOU TO READ "FORWARD-LOOKING STATEMENTS," WHERE WE DESCRIBE ADDITIONAL UNCERTAINTIES ASSOCIATED WITH OUR BUSINESS AND FORWARD-LOOKING STATEMENTS IN THIS REGISTRATION STATEMENT. THE RISKS AND UNCERTAINTIES SET FORTH BELOW ARE NOT THE ONLY RISKS AND UNCERTAINTIES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS AND RESULTS OF OPERATIONS.

WE HAVE AN ACCUMULATED DEFICIT

         At September 30, 2004, we had an accumulated deficit of approximately $27,694,127, which includes losses from our prior operations and from our first three years of operating in the medical diagnostic imaging business.

         Our ability to achieve profitability depends upon our ability to successfully market our medical diagnostic imaging business, of which there can be no assurance. There is no assurance that newly acquired sites will be profitable.

WE EXPECT TO NEED ADDITIONAL CAPITAL TO EXPAND OUR OPERATIONS

         We utilize capital to purchase new diagnostic imaging equipment, to upgrade and replace existing equipment, to expand within existing markets and to enter new markets. Our capital sources have consisted primarily of income from operations, borrowings under our credit facility, borrowings under secured leases, and issuance of common stock. Our ability to accomplish our goals and to execute our business strategy depend on our continued ability to access capital on appropriate terms. Our growth could be limited and our existing operations impaired unless we are able to obtain additional capital through subsequent debt or equity financings. There can be no assurance that borrowing capacity under our credit facility will be available to us when needed or that we will be able to obtain additional financing or that, if available, such financing will be on terms acceptable to us. As a result, there can be no assurance that we will be able to implement our business strategy successfully.

WE WOULD LIKE TO ACQUIRE NEW OPERATIONS BUT CAN GIVE NO ASSURANCE THAT WE CAN IDENTIFY OR ACQUIRE ADDITIONAL OPERATIONS

         From time to time, if our resources allow, we intend to explore the acquisition of additional medical diagnostic imaging operations. There can be no assurance, however, that we will be able to identify any additional diagnostic imaging operations and, even if suitable operations are identified, there can be no assurance that we will have sufficient funds to acquire any such operations or that any such operations will be profitable.

OUR OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS

         Our operations are subject to extensive government regulations in the United States. In order to operate our medical diagnostics imaging equipment, we must satisfy numerous mandatory procedures, regulations, and safety standards established by the federal and state regulatory agencies. There can be no assurance that we can successfully comply with all present or future government regulations.

WE ARE IN AN INTENSELY COMPETITIVE BUSINESS AND CANNOT GUARANTEE THAT WE CAN EFFECTIVELY COMPETE

         The medical diagnostic imaging industry is intensely competitive, particularly in terms of price, quality and marketing. Some competitors are better established and have substantially greater financial, marketing and other resources than us. Further, most of our competitors have been in existence for a substantially longer period of time and may be better established in those markets where we intend to sell our services. As a result of our relative lack of financial, marketing and other resources, there can be no assurance that we will be able to market our MRI services successfully, or compete in the diagnostic imaging industry.

THE HEALTH CARE INDUSTRY IS SUBJECT TO CONTINUING REFORM MEASURES BY GOVERNMENTS AND THIRD PARTY PAYORS, WHICH CONTRIBUTE TO THE UNCERTAINTY OF PRICING AND REIMBURSEMENTS TO US.

         The levels of revenues and profitability of medical diagnostic imaging operations may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means and the initiatives of third party payors with respect to the availability of reimbursement. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. Although we cannot predict what legislative reforms may be proposed or adopted or what actions federal, state or private payors for health care services may take in response to any health care reform proposals or legislation, the existence and pendency of such proposals could have a material adverse effect on us.

         Whether a medical procedure is subject to reimbursement from third party payors impacts upon the likelihood that a service will be purchased. Third party payors are increasingly challenging the prices charged for medical procedures. There can be no assurance that any of our medical diagnostic imaging services will continue to be reimbursable at the current rate. To the extent any or all of our medical procedures are not reimbursable by third party payors our ability to sell our services on a competitive basis will be adversely affected, which could have a material adverse effect on us.

VARIOUS LAWS PUT RESTRICTIONS ON THE CORPORATE PRACTICE OF MEDICINE, WHICH MAY LIMIT OUR ABILITY TO OPERATE IN CERTAIN CIRCUMSTANCES.

         The laws of certain states in which we operate or may operate in the future prohibit non-physician entities from practicing medicine, exercising control over physicians or engaging in certain practices such as fee-splitting with physicians. Although we have structured our affiliations with physician groups so that the physicians maintain exclusive authority regarding the delivery of medical care, there can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on our business. If a corporate practice of medicine law is interpreted in a manner that is inconsistent with our practices, we would be required to restructure or terminate our relationship with the applicable physician group to bring its activities into compliance with such law. The termination of, or failure of us, to successfully restructure any such relationship could result in fines or a loss of revenue that could have a material adverse effect on our business, financial condition or operating results.

OUR STOCK IS VOLATILE, HAS A LIMITED PUBLIC MARKET, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE YOUR PURCHASE PRICE.

         We have a limited public market for our common stock. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations that have particularly affected the market prices of companies in the healthcare service industries and that have often been unrelated to the operating performance of the affected companies. Announcements of changes in reimbursement policies of third-party payors, legislative or regulatory developments, economic news and other external factors, including geopolitical developments, may have a significant impact on the market price of healthcare stocks. Although our common stock trades on the NASD Bulletin Board, an active trading market for our shares may never be sustained. Your purchase price may vary from the market price of our common stock after your purchase. If you purchase shares of common stock, you may not be able to resell those shares at or above your purchase price. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

         -        factors affecting national security markets;
         -        actual or anticipated fluctuations in our operating results;
         - changes in financial estimates by securities analysts or our failure to perform in line with such estimates;
         - changes in market valuations of other similar companies, particularly those that sell products and services such as ours;
         - announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;
         - introduction of technologies or product enhancements that reduce the need for our products or services; and
         -        departures of key personnel.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK

         The board of directors reviews our dividend policy annually. We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

WE HAVE ANTI-TAKEOVER PROVISIONS IN OUR CORPORATE DOCUMENTS, WHICH INCLUDE POISON PILL ISSUANCE OF PREFERRED STOCK; WE ARE SUBJECT TO THE STATE OF UTAH ANTI-TAKEOVER PROVISIONS

         Our Articles of Incorporation and By-Laws contain provisions that may make the acquisition of control of the Company by means of tender offer, over-the-counter market purchases, a proxy fight or otherwise, more difficult. This could prevent security holders from realizing a premium on their securities. We also have a staggered board of directors, which is a further impediment to a change in control.

         We have adopted a so-called "poison pill." Specifically, the poison pill significantly increases the cost to a party of acquiring control of 15% of the outstanding voting power of the company without prior board of directors' approval.

         In addition, the board of directors may issue one or more series of preferred stock without any action on the part of our shareholders of the Company, the existence and/or terms of which may adversely affect the rights of holders of the common stock. In addition, the issuance of any such additional preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of preferred stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of common stock and the preferred stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interests. We are subject to the provisions of Sections 61-6-3 through 61-6-12 of the Utah Control Shares Acquisition Act, an anti-takeover statute. Sections 61-6-3 through 61-6-12 effectively provide that in the event a person acquires ownership or the power to effect, directly or indirectly, the exercise of 20% or more of the voting power of a Utah corporation in connection with the election of directors, then such person shall only be entitled to vote to the extent expressly agreed to by the majority of the other shareholders of the corporation. Accordingly, potential acquirers of us may be discouraged from attempting to effect acquisitions of our voting securities, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices.

WE HAVE A NUMBER OF RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE

         At September 30, 2004, there were 3,875,835 shares of common stock that were issued and outstanding that are "restricted securities" as that term is defined by Rule 144 of the Securities Act, all of which are currently eligible for resale in compliance with Rule 144 of the Securities Act. Of these shares, approximately 34% are owned by our current officers and directors.

         Rule 144 provides that, in general, a person holding restricted securities for a minimum period of one (1) year may, every three (3) months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the Company's then outstanding common stock or the average weekly trading volume of the common stock during the four
(4) calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of the Company and was not an affiliate at any time during the ninety (90) day period immediately prior to such sale, and who has satisfied a two (2) year holding period. Sales of the Company's common stock by shareholders under Rule 144 may have a depressive effect on the market price of the Company's common stock.

          In raising new financing, we may need to issue common stock at a discount to the current market price and we may need to issue warrants to complete such a transaction

                       WHERE YOU CAN FIND MORE INFORMATION

          This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information about our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

          We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

          We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below:

         - our annual report on Form 10-KSB for the year ended December 31, 2003 filed March 30, 2004;
         - our quarterly report on Form 10-QSB for the quarter ended March 31, 2004 filed May 13, 2004;
         - our quarterly report on Form 10-QSB for the quarter ended June 30, 2004 filed August 16, 2004;
         - our quarterly report on Form 10-QSB for the quarter ended September 30, 2004 filed November 16, 2004.

          You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

                            Miracor Diagnostics, Inc.
                       9191 Towne Centre Drive, Suite 400
                           San Diego, California 92122
                                 (858) 455-7127

                          Attention: Investor Relations

          All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed) after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                           FORWARD-LOOKING STATEMENTS

This registration statement, including the information we incorporate by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included, or incorporated by reference, in this registration statement are forward-looking statements, including statements regarding our business strategy, future oil and gas production and prices, future exploration and development spending, future drilling and operating plans and expected results, reserve and production potential of our properties and prospects. Actual events or results could differ materially from those discussed in the forward looking statements as a result of various factors including, without limitation, the factors set forth below and elsewhere in this Form S-3.

When used in this discussion, words such as "believes", "anticipates", "expects", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to review and consider carefully the various disclosures made by us in this report and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business.

Our forward-looking statements speak only as of the date specified in such statements or, if no date is stated, as of the date of this registration statement. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this registration statement to reflect any change in our expectations or with regard to any change in events, conditions or circumstances on which our forward-looking statements are based.

                                 USE OF PROCEEDS

We may receive up to $1,034,213 from the exercise of warrants. We will use any and all amounts received from the exercise of warrants toward repayment of our outstanding debt to unrelated parties, after deducting the costs of this registration statement, which we expect to be approximately $15,000.

                           PRICE RANGE OF COMMON STOCK

We currently trade on the NASD Bulletin Board under the symbol "MRDG." The following table sets forth the high and low closing bid prices of our common stock for the periods indicated.

                                 Bid Price
                                              High                Low
                                             ------------------------------
         2002
         ----
         First Quarter                        $ 0.33             $ 0.19
         Second Quarter                       $ 0.33             $ 0.21
         Third Quarter                        $ 0.28             $ 0.24
         Fourth Quarter                       $ 0.31             $ 0.21

         2003
         ----

         First Quarter                        $ 0.34             $ 0.23
         Second Quarter                       $ 0.30             $ 0.16
         Third Quarter                        $ 0.31             $ 0.21
         Fourth Quarter                       $ 0.49             $ 0.24

         2004
         ----

         First Quarter                        $ 0.70             $ 0.32
         Second Quarter                       $ 0.64             $ 0.31
         Third Quarter                        $ 0.60             $ 0.31

On December 14, 2004, the closing bid price of our common stock on the NASD Bulletin Board was $0.33 per share.

                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not expect to pay cash dividends in the foreseeable future. We anticipate that all cash flow generated from operations in the foreseeable future will be retained and used to develop or expand our business, pay debt service and reduce outstanding indebtedness. Any future payment of cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

                            DESCRIPTION OF SECURITIES

GENERAL
Our authorized capital stock consists of 100,000,000 authorized shares of Common Stock, par value $.15 per share, 16,032,754 shares of which were outstanding as of September 30, 2004; and 10,000,000 authorized shares of Preferred Stock par value $.01 per share, of which 3,378,376 shares of 3% Series A Convertible Preferred Stock were outstanding as of September 30, 2004.

COMMON STOCK

Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

PREFERRED STOCK- 3% SERIES A CONVERTIBLE PREFERRED STOCK

As of September 30, 2004, we have a total of 3,378,376 shares of 3% Series A Convertible Preferred Stock. This Preferred Stock is convertible on a one-for-one basis into common stock, at $0.37 per share subject to certain limitations and registrations. In addition to the preferred shares, 1,013,525 warrants were issued and are exercisable at $0.55 per share for a period of five years from the date of issuance. The 3% Series A Convertible Preferred Stock has preferences in the payment of dividends and upon liquidation as well as voting and anti-dilution rights and was offered by means of a private placement under exemptions pursuant to the Securities Act of 1933, as amended. In addition, 337,837 warrants exercisable at $0.37 and 101,352 warrants exercisable at $0.55 per share for a period of five years from the date of issuance were issued as finder fees in connection with this transaction.

OTHER PREFERRED STOCK

As of the date hereof, there are no other shares of preferred stock issued and outstanding. Our Articles of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in our control. Although we have no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future. If we issue preferred stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered hereby.

WARRANTS

We have a total of 1,262,500 warrants which have been issued to various persons and entities over a period of several years, exercisable at amounts ranging from $0.20 to $0.26, which are subject to registration rights.

In connection with our issuance of 3,378,376 shares of 3% Series A Convertible Preferred Stock, we issued 1,013,525 warrants, which are exercisable at $0.55 per share for a period of five years from the date of issuance. In addition, 337,837 warrants exercisable at $0.37 and 101,352 warrants exercisable at $0.55 per share for a period of five years from the date of issuance were issued as finder fees in connection with this transaction.

In 2000, we entered into and subsequently terminated an investment agreement with Swartz Private Equity LLC ("Swartz"). The investment agreement entitled us, at our option, to issue and sell our common stock for up to an aggregate of $15 million from time-to-time during a three-year period through April 2003. The registration statement went effective on July 12, 2000. During 2000 pursuant to this agreement, we sold 202,430 shares of common stock and issued 779,024 warrants to purchase shares of our common stock at exercise prices ranging from $0.10 to $0.28 with exercise periods of five years from date of grant. This equity financing agreement did not provide the necessary resources to pursue our acquisition strategy. As result, we terminated the agreement effective October 16, 2000. On November 4, 2003, 511,194 of the warrants were exercised into 327,497 shares of common stock with exercise prices ranging from $0.10 to $0.17 with the difference of 183,697 warrants terminated pursuant to a cashless exercise provision. There are currently a total of 267,830 warrants outstanding.

TRANSFER AGENT

We have appointed Corporate Stock Transfer, Inc., at 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209. The phone number is (303) 282-4800.

STOCK OPTIONS

We have issued options in connection with various private placements, certain debt securities and certain other agreements with compensation to employees and consultants. The Company's options allow the holder to purchase one share of the Company's common stock at a specified price. Options to purchase a total of 2,369,500 shares of common stock, at prices ranging from $0.23 to $1.00 per share, were outstanding at September 30, 2004.

FORM S-8 REGISTRATION STATEMENT

On October 1, 2003, our Board of Directors approved the registration of 500,000 shares of common stock under Form S-8, pursuant to the Company's 2003 Stock Compensation Plan, whereby services are obtained in exchange for issuance of free trading stock of the Company. As of September 30, 2004, 153,838 shares remain available under this registration which may be awarded until October 1, 2008.

                            SELLING SECURITY HOLDERS

As of September 30, 2004, we have a total of 3,378,376 shares of 3% Series A Convertible Preferred Stock. This preferred stock is convertible on a one-for-one basis into common stock. We plan to register all 3,378,376 common shares in this offering for the conversion of the preferred shares.

In connection with our issuance of 3,378,376 shares of 3% Series A Convertible Preferred Stock, we issued a total of 1,013,525 warrants, which are exercisable at $0.55 per share for a period of five years from the date of issuance. In addition, 337,837 warrants exercisable at $0.37 and 101,352 warrants exercisable at $0.55 per share for a period of five years from the date of issuance were issued as finder fees in connection with this transaction. All of the shares underlying these warrants are being registered in this offering.

Finally, we have a total of 1,262,500 warrants exercisable at amounts ranging from $0.20 to $0.26, which have been issued to various persons and entities over a period of several years and are subject to registration rights. All of the shares underlying these warrants are being registered in this offering.

We sold these preferred shares to the following persons and entities, whom we refer to as the "initial purchasers," in a transaction exempt from the registration requirements of the federal securities laws:

         - up to 270,270 shares issuable upon the conversion of preferred stock to Roger Weissenberg;

         - up to 135,135 shares issuable upon the conversion of preferred stock to Frank Kramer;

         - up to 270,270 shares issuable upon the conversion of preferred stock to Sam Nevel, IRA;

         - up to 1,351,350 shares issuable upon the conversion of preferred stock to David J. Schack Children Irrevocable Trust;

         - up to 270,270 shares issuable upon the conversion of preferred stock to David J. Schack;

         - up to 67,568 shares issuable upon the conversion of preferred stock to Maureen C. Strutz, IRA;

         - up to 67,568 shares issuable upon the conversion of preferred stock to Capital City Partners, LLC;

         - up to 135,135 shares issuable upon the conversion of preferred stock to 12 Squared Partners, LLC;

         - up to 135,135 shares issuable upon the conversion of preferred stock to Abraham Weintraub;

         - up to 270,270 shares issuable upon the conversion of preferred stock to William Bower;

         - up to 270,270 shares issuable upon the conversion of preferred stock to Andy Sassine;

         - up to 67,567 shares issuable upon the conversion of preferred stock to John Gay;

         - up to 67,568 shares issuable upon the conversion of preferred stock to Dr. Brian Gray;

We sold these warrants to the following persons and entities, whom we refer to as the "initial purchasers," in a transaction exempt from the registration requirements of the federal securities laws:

         - up to 81,082 shares issuable upon the conversion of warrants to Roger Weissenberg;

         - up to 40,541 shares issuable upon the conversion of warrants to Frank Kramer;

         - up to 81,082 shares issuable upon the conversion of warrants to Sam Nevel, IRA;

         - up to 405,410 shares issuable upon the conversion of warrants to David J. Schack Children Irrevocable Trust;

         - up to 81,082 shares issuable upon the conversion of warrants to David J. Schack;

         - up to 20,271 shares issuable upon the conversion of warrants to Maureen C. Strutz, IRA;

         - up to 20,270 shares issuable upon the conversion of warrants to Capital City Partners, LLC;

         - up to 40,541 shares issuable upon the conversion of warrants to 12 Squared Partners, LLC;

         - up to 40,541 shares issuable upon the conversion of warrants to Abraham Weintraub;

         - up to 81,082 shares issuable upon the conversion of warrants to William Bower;

         - up to 81,082 shares issuable upon the conversion of warrants to Andy Sassine;

         - up to 20,270 shares issuable upon the conversion of warrants to John Gay;

         - up to 20,271 shares issuable upon the conversion of warrants to Dr. Brian Gray;

         - up to 439,189 shares issuable upon the conversion of warrants to 1st Bridgehouse Securities, LLC.

         - up to 175,000 shares issuable upon the conversion of warrants to Robert Meshel;

         - up to 475,000shares issuable upon the conversion of warrants to Visionare Systems, Inc.;

         - up to 96,904 shares issuable upon the conversion of warrants to Robert Schacter;

         - up to 24,226 shares issuable upon the conversion of warrants to Thomas Griesel;

         - up to 50,464 shares issuable upon the conversion of warrants to Eric Sloane;

         - up to 30,281shares issuable upon the conversion of warrants to Bruce Goedde;

         - up to 10,625 shares issuable upon the conversion of warrants to Financial West Group;

         - up to 400,000 shares issuable upon the conversion of warrants to Global Capital Funding Group, LP.

The initial purchasers represented to us that they would offer and sell the warrants to persons that they reasonably believed to be qualified buyers, as defined by Rule 144 under the Securities Act. The registration rights agreement that we have entered into with the initial purchasers requires us to file a shelf registration statement, of which this prospectus is a part, to register the resales by the selling securityholders of the shares of common stock issuable upon conversion of the warrants and preferred stock.

The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the common stock issuable upon conversion of the warrants and preferred stock. Only those shares of common stock issuable upon conversion of the warrants and preferred stock listed below or in any supplement hereto may be offered for resale by the selling security holders pursuant to this prospectus.

PREFERRED STOCK AND WARRANTS

The following table sets forth information about the number of shares of preferred stock and principal amount of warrants and the number of shares of common stock issuable upon conversion of the preferred stock and warrants that may be offered for each selling security holder's account pursuant to this prospectus, in each case to the extent known to us as of the date of this prospectus. The number of shares of common stock shown in the table below assumes conversion of the full amount of the preferred stock and warrants held by such holder. To our knowledge none of the selling security holders has had a material relationship with us or any of our predecessors or affiliates within the past three years, except as described in this prospectus or a prospectus supplement.

                                          Percent of                                        Percent of
                             Beneficial   Beneficial   Preferred               Beneficial   Beneficial
                             Ownership    Ownership    Shares       Warrants   Ownership    Ownership
                             Prior to     Prior to     Offered      Offered    After        After
Name                         Offering (1) Offering     for Sale     for Sale   Offering     Offering
--------------------------   ----------   ----------   ----------   --------   ----------   ---------
Roger Weissenberg              357,000           2%       270,270     81,082      708,352         3%
Frank Kramer                   230,000           1%       135,135     40,541      405,676         2%
Sam Nevel, IRA                      --           --       270,270     81,082      351,352         2%
David J. Schack Children
  Irrevocable Trust #1              --           --     1,351,350    405,410    1,756,760         8%
David J. Schack                     --           --       270,270     81,082      351,352         2%
Maureen C. Sturtz, IRA              --           --        67,568     20,271       87,839        <1%
Capital City Partners, LLC          --           --        67,568     20,270       87,837        <1%
12 Squared Partners, LLC       529,578           3%       135,135     40,541      705,254         3%
Abraham Weintraub                   --           --       135,135     40,541      175,676         1%
William Bower                  220,170           1%       270,270     81,082      571,522         3%
Andy Sassine                   462,025           3%       270,270     81,082      813,377         4%
John Gay                       228,400           1%        67,568     20,270      316,238         1%
Dr. Brian Gray                  17,000          <1%        67,568     20,271      104,839        <1%
1st Bridgehouse
  Securities, LLC                   --           --            --    439,189      439,189         2%
Robert Meshel (2)               50,000          <1%            --    175,000      225,000         1%
Visionare Systems, Inc.             --           --            --    475,000      475,000         2%
Robert Schacter                     --           --            --     96,904       96,904        <1%
Thomas Griesel                      --           --            --     24,226       24,226        <1%
Eric Sloane                         --           --            --     50,464       50,464        <1%
Bruce Goedde                        --           --            --     30,281       30,281        <1%
Financial West Group                --           --            --     10,625       10,625        <1%
Global Capital Funding
  Group, LP                         --           --            --    400,000      400,000         2%
                             ---------         ----     ---------  ---------    ---------       ----
Total                        2,094,173          13%     3,378,376  2,715,214    8,187,763        29%
                             =========         ====     =========  =========    =========       ====

Total shares issuable on conversion of preferred stock 3,378,376. (3)

Total shares issuable on exercise of warrants 2,715,214. (3)

(1) Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

(2) Robert Meshel is Miracor Diagnostics, Inc.'s corporate counsel.

(3) Information concerning other selling security holders of the common stock issuable upon conversion of preferred stock and warrants will be set forth in prospectus supplements from time to time, if and when necessary.

The above table has been prepared based upon information furnished to us by the selling security holders. Information concerning the selling security holders may change from time to time and, if necessary, we will supplement this prospectus accordingly. The selling security holders may offer some or all of their common stock pursuant to the offering contemplated by this prospectus.

                              PLAN OF DISTRIBUTION

The common stock issuable upon conversion of the warrants or preferred stock may be sold from time to time to purchasers:

         - directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors; or
         - through underwriters, broker-dealer or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock issuable upon conversion of the warrants or preferred stock may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the common stock issuable upon the conversion of the warrants or preferred stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and "underwriters" within the meaning of the Securities Act will be subject to prospectus deliver requirements of the Securities Act. If the selling security holders are deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the common stock issuable upon conversion of the warrants or preferred stock are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

The common stock issuable upon conversion of the warrants or preferred stock may be sold in one or more transactions at:

         -    fixed prices;
         -    prevailing market prices at the time of sale;
         -    varying prices determined at the time of sale; or
         -    negotiated prices.

These sales may be effected in transactions:

         - on any securites exchange or quotation service on which the common stock issuable upon conversin of the warrants or preferred stock my be listed or quoted at the time of the sale;
         -    in the over-the-counter market;
         - otherwise than on such exchanges or services or in the over-the-counter market; or
         -    through short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of common stock issuable upon conversion of the warrants or preferred stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock issuable upon conversion of the warrants or preferred stock in the course of hedging their positions. The selling security holders may also sell the common stock issuable upon conversion of the warrants or preferred stock short and deliver the common stock issuable upon conversion of the warrants or preferred stock to close out short positions, or loan or pledge the common stock issuable upon conversion of the warrants or preferred stock to broker-dealers that in turn may sell the common stock issuable upon conversion of the warrants or preferred stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the common stock issuable upon conversion of the warrants or preferred stock.

At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling security holders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions, concessions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

Our common stock trades on the NASD Bulletin Board under the symbol "MRDG". We do not intend to apply for listing of the warrants or preferred stock on any securities exchange or for inclusion of the warrants in any automated quotations system. The warrants are restricted securities which may not be sold except upon registration or an exemption therefrom. Accordingly, we do not anticipate the development of liquidity or any trading market for the warrants.

We cannot be certain that any selling security holder will sell any or all of the common stock issuable upon conversion of the warrants or preferred stock pursuant to this prospectus. Further, we cannot assure you that any such selling security holder will not transfer, devise or gift the the common stock issuable upon conversion of the warrants or preferred stock by other means not described in this prospectus. In addition, any common stock issuable upon conversion of the warrants or preferred stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock issuable upon conversion of the warrants or preferred stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states common stock issuable upon conversion of the warrants or preferred stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling security holders and any other person participating in the sale of the common stock issuable upon conversion of the warrants or preferred stock will be subject to the Exchange Act. The Exchange Act rules include, without limitations Regulation M, which may limit the timing of purchases and sales of any of the common stock issuable upon conversion of the warrants or preferred stock by the selling security holders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock issuable upon conversion of the warrants or preferred stock and the ability of any person or entity to engage in market-making activities with respect to the common stock issuable upon conversion of the warrants or preferred stock. This may affect the marketability the underlying common stock of the warrants or preferred stock and the ability of any person or entity to engage in market-making activities with respect to the underlying common stock of the warrants or preferred stock.

We and the selling security holders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock issuable upon conversion of the warrants or preferred stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

The validity of the common stock issuable upon conversion of the warrants or preferred stock offered by this prospectus has been passed upon for us by David Wagner & Associates, P.C., Greenwood Village, Colorado.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Miracor Diagnostics, Inc. as of December 31, 2003, and for each of the years in the two-year period ended December 31, 2003 have been incorporated by reference herein in reliance upon the reports of Tschopp, Whitcomb & Orr, P.A., Independent Certified Public Accountants.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THE SELLING SECURITYHOLDERS ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                            MIRACOR DIAGNOSTICS, INC.

                                2,715,214 SHARES
              COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS


                               3,378,376 SHARES OF
            COMMON STOCK ISSUABLE UPON CONVERSION OF PREFERRED STOCK


                                   PROSPECTUS


                                TABLE OF CONTENTS

About this Prospectus
Summary
Our Company
About Shares We are Registering
Key Facts
Risk Factors
Where You Can Find More Information
Forward Looking Statements
Use of Proceeds
Price Range of Common Stock
Dividend Policy
Description of Securities
Selling Security Holders
Plan of Distribution
Legal Matters
Independent Registered Public Accounting Firm


THE RESALE OF UP TO 6,093,359 SHARES OF COMMON STOCK OFFERED BY SELLING SHAREHOLDERS.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following tables sets forth the expenses in connection with the offering described in this registration statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

SEC Registration Fee                              $         323
Printing Costs                                            2,000
Legal Fees and Expenses                                  10,000
Accounting Fees and Expenses                              2,500
Miscellaneous                                               177
                                                  -------------
  Total                                           $      15,000
                                                  =============


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provides for indemnification of personal liability of our Directors to the fullest extent permitted by Subsection (1) - (3) of
Section 16-10a-902 of the Utah Revised Business Corporation Act. Article VIII of the By-Laws of our ("By-Laws"), which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Utah Revised Business Corporation Act.

                Article VIII of the By-Laws provides as follows:

                                 "ARTICLE VIII"

                                 INDEMNIFICATION

Section 1. Any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was a Director, officer, or employee of the Corporation, or of any corporation which he, the testator, or intestate served as such at the request of the Corporation, shall be indemnified by the Corporation against expenses reasonably incurred by him or imposed on him in connection with or resulting from the defense of such action, suit, or proceeding and in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, Director, or employee was liable to the Corporation, or to such other corporation, for negligence or misconduct in the performance of his duty. As used herein the term "expense" shall include all obligations incurred by such person for the payment of money, including, without limitation, attorneys' fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any such action, suit, or proceedings, except amounts paid to the Corporation or such other corporation by him.

A judgment or conviction whether based on plea of guilty or nolo contendere or its equivalent, or after trial, shall not of itself be deemed an adjudication that such Director, officer or employee is liable to the Corporation, or such other corporation, for negligence or misconduct in the performance of his duties. Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-laws or by any of the following procedures:

         a) order of the Court or administrative body or agency having jurisdiction of the action, suit or proceeding

         b) resolution adopted by a majority of the quorum of the Board of Directors of the Corporation without counting in such majority any Directors who have incurred expenses in connection with such action, suit or proceeding

         c) if there is no quorum of Directors who have not incurred expenses in connection with such action, suit or proceeding, then by resolution adopted by the majority of the committee of stockholders and Directors who have not incurred such expenses appointed by the Board of Directors

         d) resolution adopted by a majority of the quorum of the Directors entitled to vote at any meeting; or

         e) order of any Court having jurisdiction over the Corporation.

Any such determination that a payment by way of indemnification should be made will be binding upon the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, officers and employees of the Corporation and the other person above mentioned may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, Agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under this Article. The provisions of this Article shall apply to any member of any committee appointed by the Board of Directors as fully as though each person had been a Director, officer or employee of the Corporation.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The indemnification discussed herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of our Company under to the preceding provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.   EXHIBITS

1.5 Certificate of Designation with respect to the 6% Cumulative Convertible Series A Preferred Stock (1)

3.1 Articles of Incorporation of Gold Probe, Inc. a Utah corporation, filed February 6, 1980 (2)

3.2 Certificate of Amendment to the Articles of Incorporation of Gold Probe, Inc. filed January 27, 1982 (2)

3.3 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed October 26, 1986 (2)

3.4 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 2, 1990 (2)

3.5 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 17, 1992 (2)

3.6 Certificate of Amendment to the Articles of Incorporation of Cytoprobe Corporation filed May 18, 1995 (3)

3.7 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed December 14, 1995 (3)

3.8 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed January 17, 1996 (4)

3.9 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed January 19, 1996 (4)

3.10  By-Laws of Medical Device Technologies, Inc. (2)

3.11 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed August 5, 1999. (5)

3.12  By-Laws of Miracor Diagnostics, Inc. dated March, 2000. (5)

3.13 Amended and Restated By-Laws of Miracor Diagnostics, Inc., dated November 11, 2002. (7)

4.1 Specimen certificate for 6% Cumulative Convertible Series A Preferred Stock (1)

4.2 Form of Representative's Warrant Agreement, including form of Specimen Certificate for Representative's Warrant. (1)

4.3 Form of Warrant Agreement dated October 31, 1994 by and between the Company and the holders of the 1994 Unit Warrants for the purchase of 259,375 shares. (2)

4.6 Form of Stock Purchase Warrant dated April 13, 2000 between the Company and Swartz Private Equity, LLC. (5)

4.7 Registration Rights Agreement dated April 13, 2000 between the Company and Swartz Private Equity, LLC related to the registration of shares. (5)

4.8 Form of Common Stock Purchase Warrant dated June 17, 2003 between the Company and Global Capital Funding Group, LP. (8)

4.9   Specimen Form of Common Stock Purchase Warrant dated June 11, 2003. (8)

4.10 Certificate of the Designations, Powers, Preferences and Rights of Series A Preferred Stock. (9)

4.11  Form of Common Stock Purchase Warrant. (9)

5.0   Opinion of Counsel, David Wagner & Associates, P.C.

10.1  Equity Purchase Agreement with Envision Open MRI, LLC, dated May 25, 2001.
      (6)

10.2 Equity Purchase Agreement with Envision Healthcare, LLC, dated May 25, 2001. (6)

10.3  Asset Purchase Agreement with U.S. Diagnostics, Inc, dated May 29, 2001.
      (6)

10.4 Asset Purchase Agreement with Woodridge Open MRI, LLC, dated January 18, 2002. (6)

10.5 Capital Stock Purchase Agreement with South Coast Radiologists Holding, Inc., dated December 3, 2002. (7)

10.6 Partnership Interest Purchase Agreement with PG Diagnostic Imaging, LLC, dated December 3, 2002. (7)

10.7 Asset Purchase Agreement with New View Diagnostics, Inc., dated December 13, 2002. (7)

10.8  Unit Purchase Agreement for Series A Preferred Stock. (9)


23.1 Consent of Tschopp, Whitcomb & Orr, P.A., Independent Certified Public Accountants

23.2  Consent of David Wagner & Associates, P.C. (Included in Exhibit 5)


-------------------------------

(1) Previously filed as an exhibit to Registration Statement on Form S-1, dated June 24, 1996, registration no. 333-02727 .
(2) Previously filed as an exhibit to Registration Form S-3, dated May 15, 1996, Registration no. 333-1150.
(3) Previously filed as an exhibit to the Company's Form 8-K Report dated January 15, 1996
(4) Previously filed as an exhibit to the Company's Form 8-K Report dated January 31, 1996
(5) Previously filed as an exhibit to the Company's Form SB-2, dated June 15, 2000, Registration no. 333-39406.
(6) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 29, 2002.
(7) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 30, 2003.
(8) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 30, 2004.
(9) Previously filed as an exhibit to the Company's Form 8-K Report dated July 26, 2004.

ITEM 17.  UNDERTAKINGS.

      The undersigned Registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

       provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
       Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 21, 2004.

MIRACOR DIAGNOSTICS, INC.

      SIGNATURE                        TITLE                       DATE
      ---------                        -----                       ----

/s/ M. Lee Hulsebus        Chairman of the Board,              December 21, 2004
------------------------   Chief Executive Officer
    M. Lee Hulsebus

/s/ Robert S. Muehlberg    President,                          December 21, 2004
------------------------   Chief Operating Officer
    Robert S. Muehlberg

/s/ Ross S. Seibert        Chief Financial Officer             December 21, 2004
------------------------
    Ross S. Seibert


Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacity and on the date indicated.

MIRACOR DIAGNOSTICS, INC.

      SIGNATURE                     TITLE                          DATE
      ---------                     -----                          ----

/s/ M. Lee Hulsebus        Chairman of the Board,             December 21, 2004
------------------------   Chief Executive Officer
    M. Lee Hulsebus

/s/ Robert S. Muehlberg    President,                         December 21, 2004
------------------------   Chief Operating Officer
    Robert S. Muehlberg

/s/ Ross S. Seibert        Chief Financial Officer            December 21, 2004
------------------------
    Ross S. Seibert

/s/ Don L. Arnwine         Director                           December 21, 2004
------------------------
    Don L. Arnwine

/s/ Stephen A McConnell    Director                           December 21, 2004
------------------------
    Stephen A McConnell

                                INDEX TO EXHIBITS


1.5 Certificate of Designation with respect to the 6% Cumulative Convertible Series A Preferred Stock (1)

3.1 Articles of Incorporation of Gold Probe, Inc. a Utah corporation, filed February 6, 1980 (2)

3.2 Certificate of Amendment to the Articles of Incorporation of Gold Probe, Inc. filed January 27, 1982 (2)

3.3 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed October 26, 1986 (2)

3.4 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 2, 1990 (2)

3.5 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 17, 1992 (2)

3.6 Certificate of Amendment to the Articles of Incorporation of Cytoprobe Corporation filed May 18, 1995 (3)

3.7 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed December 14, 1995 (3)

3.8 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed January 17, 1996 (4)

3.9 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed January 19, 1996 (4)

3.10  By-Laws of Medical Device Technologies, Inc. (2)

3.11 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed August 5, 1999. (5)

3.12  By-Laws of Miracor Diagnostics, Inc. dated March, 2000. (5)

3.13 Amended and Restated By-Laws of Miracor Diagnostics, Inc., dated November 11, 2002. (7)

4.1 Specimen certificate for 6% Cumulative Convertible Series A Preferred Stock (1)

4.2 Form of Representative's Warrant Agreement, including form of Specimen Certificate for Representative's Warrant. (1)

4.3 Form of Warrant Agreement dated October 31, 1994 by and between the Company and the holders of the 1994 Unit Warrants for the purchase of 259,375 shares. (2)

4.6 Form of Stock Purchase Warrant dated April 13, 2000 between the Company and Swartz Private Equity, LLC. (5)

4.7 Registration Rights Agreement dated April 13, 2000 between the Company and Swartz Private Equity, LLC related to the registration of shares. (5)

4.8 Form of Common Stock Purchase Warrant dated June 17, 2003 between the Company and Global Capital Funding Group, LP. (8)

4.9   Specimen Form of Common Stock Purchase Warrant dated June 11, 2003. (8)

4.10 Certificate of the Designations, Powers, Preferences and Rights of Series A Preferred Stock. (9)

4.11  Form of Common Stock Purchase Warrant. (9)


5.0   Opinion of Counsel, David Wagner & Associates, P.C.

10.1  Equity Purchase Agreement with Envision Open MRI, LLC, dated May 25, 2001.
      (6)

10.2 Equity Purchase Agreement with Envision Healthcare, LLC, dated May 25, 2001. (6)

10.3  Asset Purchase Agreement with U.S. Diagnostics, Inc, dated May 29, 2001.
      (6)

10.4 Asset Purchase Agreement with Woodridge Open MRI, LLC, dated January 18, 2002. (6)

10.5 Capital Stock Purchase Agreement with South Coast Radiologists Holding, Inc., dated December 3, 2002. (7)

10.6 Partnership Interest Purchase Agreement with PG Diagnostic Imaging, LLC, dated December 3, 2002. (7)

10.7 Asset Purchase Agreement with New View Diagnostics, Inc., dated December 13, 2002. (7)

23.1 Consent of Tschopp, Whitcomb & Orr, P.A., Independent Certified Public Accountants

23.2  Consent of David Wagner & Associates, P.C. (Included in Exhibit 5)


-------------------------------

(1) Previously filed as an exhibit to Registration Statement on Form S-1, dated June 24, 1996, registration no. 333-02727 .
(2) Previously filed as an exhibit to Registration Form S-3, dated May 15, 1996, Registration no. 333-1150.
(3) Previously filed as an exhibit to the Company's Form 8-K Report dated January 15, 1996
(4) Previously filed as an exhibit to the Company's Form 8-K Report dated January 31, 1996
(5) Previously filed as an exhibit to the Company's Form SB-2, dated June 15, 2000, Registration no. 333-39406.
(6) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 29, 2002.
(7) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 30, 2003.
(8) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 30, 2004.
(9) Previously filed as an exhibit to the Company's Form 8-K Report dated July 26, 2004.